Exhibit 99.1

May 23, 2014

Diligent Announces the Appointment of Hans Kobler to the Board of Directors

NEW YORK, N.Y., May 23, 2014. Diligent Board Member Services, Inc. (“Diligent” or the “Company”) (NZX: DIL) (DLBDF: OTC US) today announced that Hans Kobler was appointed to the Company’s Board of Directors effective as of May 23, 2014 (Eastern Daylight Time, United States). Mr. Kobler is expected to be elected to the Board of Directors on June 24, 2014 at the Company’s Annual Meeting of Shareholders.

Mr. Kobler is the Founder & Managing Partner of Tensor Technology Partners, an investment and advisory firm focused on transformational technologies. He also serves as Managing Director and Senior Advisor for Jenzabar Innovations, a provider of innovative enterprise software and solutions for higher education. Before that, Mr. Kobler served first as Chief Executive Officer and later up to its sale as Executive Chairman, of ICx Technologies, a formerly NASDAQ listed advanced technology company he co-founded.  Prior to ICx, Mr. Kobler was the Chief Executive Officer of Digital Power Capital LLC, a private equity investment firm focused on advanced technologies. Mr. Kobler’s tenure includes senior-level positions with GE Capital as Head of Energy Technology Investing and Chief Quality Officer in their equity group and with Bain & Company where he advised corporate institutions in Europe, Asia and America.

Mr. Kobler replaces Joe Carrabino who resigned from the Board of Directors effective as of May 23, 2014 (Eastern Daylight Time, United States).

Mr. David Liptak, Chairman of the Board, said: “Hans’ leadership and experience in the software and technology industries, as well as his extensive experience in corporate finance and strategy, will be a valuable asset to Diligent going forward and makes him an excellent fit for our Board. We would also like to thank Joe for his many contributions to Diligent, and we wish him all the best in his future endeavours.”

Mr. Carrabino commented: “After two years on Diligent’s Board of Directors, including serving on the Audit Committee through the completion the Company’s restatement process, I have decided that it is now time for me to devote more effort to my other commitments. I am proud of the work we have done, and believe the Board’s efforts during the past two years have put Diligent on a path to a stronger future.”

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Safe Harbor Statement

Statements made in this press release that state Diligent’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Diligent undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Diligent’s actual results to differ materially from those projected in such forward-looking statements. For example, if we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boardbooks offerings, or keep pace with technological changes that impact the use of our product offerings, or suffer security breaches or service interruptions, we may lose existing customers or fail to attract new customers and our financial performance and revenue growth may suffer. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, regulatory and technological factors affecting Diligent Board Member Services, Inc.’s operations, markets, products, services and other factors set forth in the Company’s Risk Factors included in its Annual Report on Form 10-K/A filed with the SEC on May 20, 2014.